Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG FASTCHANNEL REPORTS SECOND QUARTER EPS OF $0.12

- EBITDA Rises 107% to $4.3 Million -

- Records Significant Year-Over-Year Revenue, Operating Income,

EBITDA and Net Income Gains –

- Merger Cost Synergies on Track to Meet High End of Range -

- Electronic Online Video Distribution Hits 90% -

Dallas, TX – August 9, 2006 – DG FastChannel, Inc. (NASDAQ: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported financial results for the second quarter ended June 30, 2006.

Second Quarter Highlights

•                  Completed the merger with FastChannel Network, Inc. on May 31, 2006 to form DG FastChannel, Inc.  The consolidated operating results presented herein include one month of operations of FastChannel Network, Inc. and the 1 for 10 reverse stock split effective on May 30, 2006.

•                  Revenue of $16.3 million compared to $15.2 million in the comparable period of 2005.

•                  Generated $4.3 million in EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) compared to $2.1 million in the comparable period of 2005.

•                  Reduced operating expenses to $12.0 million from $13.0 million in the second quarter of 2005.

•                  Recorded net income of $1.1 million, or $0.12 per diluted share, compared to a net loss of $0.4 million, or $0.05 per diluted share in the comparable period of 2005.

-more-

•                  Cost synergies related to the merger with FastChannel Network, Inc. are on track for the Company to realize $9 million of cost savings, which is at the “high end” of the projected $6 to $9 million range.

•                  Closed a new $35 million credit facility (comprised of a $20 million five year term loan and a $15 million two year revolver) with Wachovia Bank N.A. to refinance DG Systems’ debt and FastChannel Network’s total outstanding debt at the time of the merger.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented, “Second quarter results confirm the financial benefits of the Company’s strategy to constantly improve our technology platform and consolidate complementary businesses under one roof.  The quarterly numbers show revenue gains, reduced operating expenses, and improved cash flow.  The positive net earnings and significant EBITDA improvement highlight the Company’s quarterly results.

“DG FastChannel has emerged as the premier digital media services entity streamlining the advertising workflow.  Our customer base, leading edge product offerings, unmatched network footprint and experienced client services team put the new business combination in a very good position.  Significant operating efficiencies are being realized as technology upgrades are implemented and regional, state-of-the-art facilities are consolidated.  We have evolved, after a number of strategic initiatives and technical improvements over the past two and one half years, into a more efficient business model.”

Interest expense for the 2006 second quarter was $0.6 million compared to 2005 second quarter interest expense of $0.8 million which included approximately $0.3 million of refinancing costs.  DG FastChannel reported net income of $1.1 million, or $0.12 per diluted share, compared with a net loss of $0.4 million, or $0.05 per diluted share in the comparable period of 2005.

At June 30, 2006, DG FastChannel had cash, cash equivalents and short-term investments of $6.3 million, total debt of $38.1 million, and net debt of approximately $31.8 million.

Business Summary

Mr. Ginsburg added, “The Company’s employees, technologies, and physical plant have been significantly upgraded with the merger and, together with other corporate development programs, DG FastChannel is now focused on client service, customer retention and customer acquisition.

“Our customer base, including thousands of the nation’s most prominent agencies, advertisers and brands, is realizing significant financial and workflow benefits from the capital investments in ‘next generation’ digital technology we have developed and successfully deployed.  The Company’s Universal Deployment initiative, placing highly sophisticated Spotbox™ servers in TV stations, cable systems, and TV and Cable networks, is an example of the positive results we provide to our customers.  The numbers speak for themselves: 90 percent of our video traffic was delivered electronically during this calendar quarter, an improvement from 82 percent just a year ago, and 65 percent two years ago.

“Advertisers benefit from the speed, reliability and accountability of digital media deliveries sent through the DG FastChannel network.  We have transitioned away from a model that relied heavily on dub and ship techniques and, as a result, we have changed how standard definition television advertising is delivered. We continue to aggressively expand our footprint with less than twenty destinations remaining to go on-line to complete the Universal Deployment initiative, at which time every relevant media outlet will be a part of the DG FastChannel network.   During the quarter, for example, ESPN and its affiliated networks chose the Spotbox as the first electronic advertising platform to be deployed at their site.

“As we look at distributing HD advertising on a massive basis to media outlets, our capabilities to send HD advertising through the Company’s omnipresent electronic network improve our business prospects.  Many advertisers and advertising agencies are gearing up their HD advertising plans, and we expect a substantial number of our customers to distribute advertising in one of several HD formats in the near future.  With the ramp up of HD advertising, DG FastChannel will lead the effort to establish industry standards to distribute this digital content on an electronic basis.”

Business Outlook

Mr. Ginsburg concluded, “Our continued investment in research and development distinguishes our approach to the digital media business and several positive business tends have validated this strategy.  DG FastChannel clients are benefiting from our investments in innovative technologies, services and offerings that mirror the advertising workflow from creative research to media production to distribution for the video, audio and print mediums.  In addition to bringing efficiency to every step of the process of creating and distributing advertising content, DG FastChannel is supporting its clients with media asset management and broadcast verification tools that bring new levels of accountability and capitalize on changes in the advertising industry.

“Getting ahead of the curve by developing workflow improvements for the advertising industry has been our focus, and the payoff to our shareholders hopefully will be realized as the HDTV era quickly approaches.  DG FastChannel also has a firm commitment to make broadcast verification a bundled part of our services, and our efforts in this area also indicate some nice growth as these workflow improvements show traction.

“Consolidating assets is one of DG FastChannel’s core competencies, and the work we have done over the past 60 days is impressive.  We already have taken definitive action on over $6.5 million in operational and cost synergies and we expect to realize further annualized cost savings.  We now expect to achieve total operating savings, on an annual run rate, at the ‘high end’ of our previously stated range of $6 million to $9 million in annual operational synergies.  On a rolling basis, these annualized cost savings position DG FastChannel to produce higher operating margins and total returns greater than either company would have generated independently.

“In conclusion, DG FastChannel has an ongoing commitment to innovation.  We believe the beneficiaries of this corporate creed are our customers, employees and shareholders.”

Second Quarter 2006 Financial Results Web Cast

The Company’s second quarter conference call will be broadcast live on the Internet at 11:00 a.m. EDT today, August 9, 2006.  The Web cast is open to the general public and all interested parties may access the live Web cast on the Internet at the Company’s Web site at www.DGFastChannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Although EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes they may be useful to an investor in evaluating its performance.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the EBITDA figures included herein can be made by deducting operating expenses, excluding depreciation and amortization from the Company’s revenues.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s Proxy filed with the Securities and Exchange Commission on April 27, 2006.  DG Systems assumes no obligation to publicly update or revise any forward-looking statements.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in Digital Media services to the advertising, broadcast and publishing industries. The company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgsystems.com, www.fastchannel.com or www.DGFastChannel.com.

(Financial Tables Follow)

DG FastChannel, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$16,337	$15,157	$30,682	$30,860

Operating expenses, excluding depreciation and amortization	11,994	13,054	22,877	25,132

EBITDA	4,343	2,103	7,805	5,728

Depreciation & amortization	1,959	1,581	3,700	3,000
Restructuring charge	—	271	—	271

Operating income	$2,384	$251	$4,105	$2,457

Interest expense and other, net	623	765	1,133	1,157

Income (loss) before income taxes	1,761	(514)	2,972	1,300

Provision (benefit) for income taxes	669	(164)	1,130	525

Net income (loss)	$1,092	$(350)	$1,842	$775

Basic net income (loss) per common share	$0.12	$(0.05)	$0.22	$0.11

Diluted net income (loss) per common share	$0.12	$(0.05)	$0.22	$0.11

Weighted average outstanding shares – Basic (1)	9,138	7,395	8,285	7,334

Weighted average outstanding shares – Diluted (1)	9,141	7,395	8,286	7,348

See Footnote (1) on page 7.

DG FastChannel, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30, 2006	March 31, 2006
Cash	$6,293	$4,000
Accounts receivable	15,160	10,968
Inventories	1,715	1,492
Property and equipment	16,786	10,825
Investment in Verance Corporation	4,758	4,758
Goodwill	69,290	45,147
Deferred tax assets	17,069	17,739
Other	30,370	20,406
TOTAL ASSETS	$161,441	$115,335

Accounts payable and accrued liabilities	12,226	6,271
Deferred revenue	1,302	660
Debt and capital leases	38,067	27,411
TOTAL LIABILITIES	51,595	34,342
TOTAL STOCKHOLDERS’ EQUITY (1)	109,846	80,993
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$161,441	$115,335

(1) At June 30, 2006 DG FastChannel had approximately 9.1 million weighted average diluted shares outstanding compared with 7.4 million weighted average diluted shares outstanding at June 30, 2005.  The increase in the number of weighted average diluted shares outstanding reflects the impact for one month of the second quarter of 2006 of the issuance of 5.2 million shares of DG Systems’ (now DG FastChannel) common stock to former FastChannel Network, Inc. shareholders pursuant to the merger.  DG FastChannel has 12.6 million total common shares outstanding.  All share and per share amounts presented herein reflect the one-for-ten reverse stock split which was effected on May 30, 2006.

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